UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

May 27, 2020

MONRO, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MNRO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

Monro, Inc. (“Monro” or the “Company”) will be relying on the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies, issued March 25, 2020 (Release No. 34-88465) (the “Release”) to delay the filing of its Annual Report on Form 10-K for its fiscal year ended March 28, 2020 (the “2020 10-K”) due to circumstances related to the COVID-19 pandemic. In particular, COVID-19 has caused severe disruptions in Company operations including limited access to and support from Monro’s accounting staff, causing a delay in the Company’s ability to complete the 2020 10-K. Notwithstanding the foregoing, the Company expects to file the 2020 10-K on or about June 15, 2020, but in any event, within the 45 day time period permitted by the Release.

Due to the COVID-19 pandemic, the Company will be including a Risk Factor substantially similar to the following in the 2020 10-K:

Matters related to the COVID-19 pandemic have and will continue to significantly and adversely impact our business, financial position, results of operations and cash flows.

The spread of COVID-19 has created a global public health crisis that has resulted in widespread volatility and deteriorations in household, business, economic and market conditions. We have experienced negative impacts to demand for our products and services from the COVID-19 pandemic, which is adversely affecting our results of operations, and we have also experienced significant disruption to our normal business operations and planned implementation of certain strategic initiatives.

Our business will continue to be affected by the broader economic effects from the COVID-19 pandemic and related regulatory actions, including customer demand for our products. While we have so far been able to source required materials and products at reasonable cost, the pandemic may also affect our supply chain in ways that are beyond our control. We may also incur costs or experience further disruption to comply with new or changing regulations in response to the pandemic.

The overall magnitude of the COVID-19 pandemic, including the extent of its direct and indirect impact on our business, financial position, results of operations or liquidity is inherently uncertain due to the rapid development and fluidity of the situation. Further, the ultimate impact of the COVID-19 pandemic depends on many factors that are not within our control, including, but not limited to: governmental, business and individuals’ actions that have been and continue to be taken in response to the COVID-19 pandemic; the severity and duration of outbreaks of the virus; the impact of the COVID-19 pandemic and actions taken in response on global and regional economies, travel, and economic activity; the availability of federal, state, local or non-U.S. funding programs; general economic uncertainty in key global markets and financial market volatility; global economic conditions and levels of economic growth; and the pace of recovery, particularly in our markets, when the COVID-19 pandemic subsides.

In addition, preparing for and responding to the continuing pandemic could divert management’s attention from our key strategic priorities, increase costs as we prioritize health and safety matters for our teammates, cause us to reduce, delay, alter or abandon initiatives that may otherwise increase our long-term value, increase vulnerability to information technology- or cybersecurity-related risks as certain of our teammates work remotely and otherwise continue to disrupt our business operations.

We are unable to estimate the impact of COVID-19 with certainty on our business and operations at this time. The pandemic could cause us to experience impairment of our goodwill and other financial assets, further reduce demand for our products and services and other adverse impacts on our financial position, results of operations and cash flows.

Sustained adverse effects may also prevent us from satisfying financial covenants in our credit agreement or result in downgrades in our credit ratings. We maintain good relationships with our lenders and have had discussions with those lenders regarding the impact of COVID-19 on our financial performance. If necessary, we intend to pursue an amendment to our credit agreement to prevent any negative impact on our financial covenants, but there can be no assurance that this will prove successful.

Forward-Looking Statements

Statements contained in this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended and the Exchange Act of 1934, as amended. It is important to note that the Company’s actual results could differ materially from those predicted in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission (the “SEC”).

The Company undertakes no duty or obligation to publicly update or revise the information contained in this report and the exhibits furnished herewith, although the Company may do so from time to time as management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure, including disclosure in the Investor Relations portion of the Company’s website.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO, INC.
(Registrant)

May 27, 2020	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
Senior Vice President – General Counsel and Secretary